Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Abri SPAC I, Inc.

Beverly Hills, CA 90210

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our report dated June 25, 2021, except for Notes 1, 6 and 11, as to which the date is July 15, 2021, relating to the financial statements of Abri SPAC I, Inc. which is contained in this proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this proxy statement/prospectus.

/s/ BDO USA, LLP

McLean, Virginia

February 10, 2022